Exhibit 99.1

NovaDel Reports Second Fiscal Quarter and Six Month Results

FLEMINGTON, N.J.--(BUSINESS WIRE)--March 15, 2005--NovaDel Pharma Inc. (AMX: NVD) reported results for the three and six months ended January 31, 2005, the second quarter of its 2005 fiscal year.

For the three months ended January 31, 2005, the net loss was $2.6 million, or eight cents per share, compared to a net loss of $1.3 million, or six cents per share, for the same period of the Company's fiscal year 2004. The larger net loss is due to increased spending for research and development, general administrative expenses including depreciation of recently purchased equipment to enhance formulation efforts, and consulting fees. Cash, cash equivalents and investment securities at January 31, 2005 were $7.1 million.

For the six months ended January 31, 2005, the net loss was $4.8 million, or fourteen cents per share, compared to a net loss of $2.4 million, or eleven cents per share, for the same period of the Company's fiscal year 2004. As with the three months ended January 31, 2005, the larger net loss for the six months ended January 31, 2005 reflects increased spending for research and development, and general administrative expenses including depreciation of recently purchased equipment to enhance formulation efforts, and consulting fees. In addition, the net loss for the six months ended January 31, 2004 included a $1.0 million reduction in compensation expense related to variable accounting adjustments to certain of the Company's outstanding stock options.

Recent highlights include:

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Announcement of positive results of a pilot pharmacokinetic study that was conducted using NovaDel's lingual spray version of zolpidem tartrate (the active ingredient marketed under the brand name Ambien® by Sanofi-Aventis).

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Initiation of pilot pharmacokinetic study in humans of NovaDel's lingual spray formulation of ondansetron, the largest selling anti-emetic agent, currently marketed in the U.S. as Zofran® by GlaxoSmithKline.

•	Announcement of the appointment of Dr. Henry Kwan, Ph.D. as Head of Pharmaceutical Services, and Michael Spicer as Chief Financial Officer.

Dr. Gary Shangold, President & Chief Executive Officer of the Company, stated "We made considerable progress during the quarter advancing some of our top drug candidates. I am particularly pleased with the positive results of our pilot study for the sleep agent Zolpidem. Zolpidem, presently sold in the tablet form under the brand name Ambien ®, is the most prescribed sleep aid and owns a 94% share of the branded insomnia market with revenues of more than $1.5 billion in 2003."

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at http://www.NovaDel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact: Michael Spicer Chief Financial Officer (908) 782-3431 ext. 2550	Investor Contact: Christie Mazurek/John Nesbett Media Contact: Janet Vasquez The Investor Relations Group (212) 825-3210